Exhibit 10.5

DATED                    .

J. P. MORGAN MARKETS LIMITED

MF GLOBAL UK LIMITED

MF GLOBAL HOLDINGS LTD

CAR PARKING AGREEMENT

relating to the parking of fifteen (15)

private motor cars at Canary Wharf Estate

CONTENTS

1	DEFINITIONS AND INTERPRETATION	1
2	LICENCE	8
3	GRANTEE’S AGREEMENTS	9
4	NOT USED	18
5	GRANTOR’S COVENANTS	18
6	INSURANCE	20
7	PROVISOS	25
8	CAR PARK SERVICE CHARGE	33
9	THE GUARANTOR’S COVENANTS	37
10	LICENCE ONLY	38
11	COUNTERPARTS	38
12	THIRD PARTY RIGHTS	38

SCHEDULE 1 RIGHTS GRANTED		39
SCHEDULE 2 RESERVATIONS		41
SCHEDULE 3 TITLE		44
SCHEDULE 4 SERVICES		45
PART 1 THE CAR PARK SERVICES		45
PART 2 COSTS AND EXPENSES		48
SCHEDULE 5 LICENCE FEE REVIEWS		52
SCHEDULE 6 COVENANTS BY THE GUARANTOR		58

1

PARTICULARS

DATE	:

Grantor	:	J. P. MORGAN MARKETS LIMITED (No. 01592029) whose registered office is at 125 London Wall London EC2Y 5AJ (hereinafter called the “Grantor” which expression shall be deemed to include its successors in title and assigns and anyone deriving title under it)

Grantee	:	MF GLOBAL UK LIMITED (No 01600658) whose registered office is at Sugar Quay, Lower Thames Street, London EC3R 6DU (hereinafter called the Grantee which expression shall be deemed to include its successors in title and assigns and anyone deriving title from it)

Guarantor	:	MF GLOBAL HOLDINGS LTD whose registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, Newcastle, Delaware, (hereinafter called the “guarantor”)

Premises	:	Such fifteen (15) individual car parking spaces as shall be nominated by the Grantor on the date of this Agreement within Canada Square Car Park

Licence Period Commencement Date	:

Licence Period	:	The period commencing on the Licence Period Commencement Date and expiring on 9 August 2029

Licence Fee	:	£37,500 per annum (exclusive of Value Added Tax if any) subject to review as hereinafter provided

Licence Fee Commencement Date	:

2

Car Park Service Charge Percentage	:	The percentage to be established pursuant to clause 8.1.4 (subject to clause 8.8)

Permitted User	:	The parking of private vehicles

Interest Rate	:	3% per annum above the Base Rate

Base Rate	:	The Base Rate for the time being of Barclays Bank PLC or some other London clearing bank nominated from time to time by the Grantor or in the event of the Base Rate ceasing to exist such other reasonable comparable rate of interest as the Grantor shall from time to time reasonably determine

Review Dates	:	15 May 2014 and every fifth anniversary of such date during the Licence Period

3

DATED

PARTIES

1	Grantor	J. P. MORGAN MARKETS LIMITED (company no 01592029) whose registered office is at 125 London Wall London EC2Y 5AJ

2	Grantee	MF GLOBAL UK LIMITED (company no 01600658) whose registered office is at Sugar Quay, Lower Thames Street, London EC3R 6DU

3	Guarantor	MF GLOBAL HOLDINGS LTD whose registered office is Corporation Trust Center, 1209 Orange Street, Wilmington, Newcastle, Delaware

OPERATIVE PROVISIONS

1	Definitions and interpretation

1.1	Unless the contrary intention appears, the following definitions apply:

Accountant	a Chartered Accountant or a firm of Chartered Accountants appointed or employed by the Management Company or a Group Company of the Management Company to perform the functions of the Accountant under the Principal Agreement;

Adjoining Property	all parts of the Estate (other than the Car Park) and any land and/or buildings from time to time adjoining or neighbouring the Estate;

Agreement	this agreement and any document which is made supplemental hereto or which is entered into pursuant to or in accordance with the terms hereof;

Car Park	all and any of the car parks within the Estate (excluding such spaces therein as the

Superior Landlord or the Management Company may from time to time acting reasonably and in the interests of good estate management decide to exclude)
designated as such from time to time in writing by the Superior Landlord;

Car Park Accessways	those parts of the Car Park (such parts not being publicly adopted) which are from time to time intended by the Superior Landlord as pedestrian and vehicular accessways for the users of the Car Park;

Car Park Regulations	the regulations set out in a manual which has been made available to the Grantee and which may be updated from time to time and such substituted or additional reasonable Car Park Regulations as the Grantor may from time to time notify in writing to the Grantee for the general management oversight and security of the Car Park;

Car Park Services	the services set out in schedule 4 part 1 hereto;

Car Parking Space(s)	the individual car parking space(s) within the Car Park;

Controlled Joint Venture	an entity which is controlled by the Grantee or a Group Company of the Grantee by way of its shareholding and/or voting rights;

DLR	Docklands Light Railway Limited (Company Number 2052677) and its successors in title;

DLR Lease	the lease dated 1 June 1999 made between Canary Wharf Limited (1) and Docklands Light Railway Limited (2) of buildings, structures and air space comprising part of the Docklands Light Railway at Canary Wharf as the same may be varied from time to time;

Docklands Light Railway	the railway from time to time currently known as the Docklands Light Railway;

Estate	the land and water areas known as Canary Wharf, London E14 shown edged green on Plan 1 with any additional land and water areas in which the Superior Landlord or a Group Company of the Superior Landlord shall acquire a freehold or leasehold interest and which the Superior Landlord from time to time reasonably designates as part of the Estate and all buildings and appurtenances thereon and all additions alterations and improvements thereto;

Estate Common Parts	those parts of the Estate (such parts not being publicly adopted) which are from time to time intended for the common use and enjoyment of the owners and tenants of the Estate and persons claiming through or under them or properly designated as such by the Superior Landlord (whether or not other parties are also entitled to use and enjoy the same) but excluding all car parks within the Estate;

Estate Regulations	the regulations set out in a manual which has been made available to the Grantee and which may be updated from time to time and such substituted or additional reasonable Estate Regulations as the Superior Landlord may from time to time notify in writing to the Grantor for the general management oversight and security of the Estate;

Force Majeure	any cause beyond the reasonable control of the Superior Landlord, the Grantor or the Management Company excluding however wilful misfeasance lack of funds or financial inability to perform;

Grantee	the party named as Grantee in the Particulars and its successors in title and assigns;

Grantor	the party named as Grantor in the Particulars and its successors in title and assigns;

Group Company	means (in relation to any company (“the Relevant Company”) a company which is for the time being a subsidiary of or the holding company of the Relevant Company or which is another subsidiary of the holding company of the Relevant Company (in each case within the meaning of Section 1159 of the Companies Act 2006);

Guarantor	the party named as Guarantor in the Particulars (if any) which expression shall be deemed to include any other party who during the Licence Period acts as Guarantor and in the case of an individual includes his personal representatives;

HM Revenue & Customs	HM Revenue & Customs or any other person, authority, body or official which is from time to time responsible for the care, management or administration of Value Added Tax;

Insurance Premium Tax	insurance premium tax as provided for in the Finance Act 1994 and includes any other tax from time to time replacing it or of a similar fiscal nature;

Insured Risks	the risks insured (from time to time) under the terms of the Principal Agreement

Licence Period	the period stated in the Particulars;

Management Company	Canary Wharf Management Limited (No 2067510) whose registered office is at One Canada Square or such other company as may be substituted therefor by the Superior Landlord by notice in writing to the Grantor from time to time pursuant to clause 7.6 of the Principal Agreement

Particulars	the descriptions and terms appearing on the preceding pages headed Particulars which comprise part of this Agreement;

Permitted Outsourcing Arrangement	arrangements in respect of the outsourcing of any service by the Grantee and/or a Group Company of the Grantee where the entity to whom the service has been outsourced provides that service to the Grantee and/or a Group Company of the Grantee;

Perpetuity Period	the period of eighty (80) years commencing on the date hereof;

Pipes	all pipes sewers drains ducts conduits gutters watercourses wires cables channels flues service corridors trunking and all other conducting media and any ancillary apparatus;

Planning Acts	the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990 the Planning and Compensation Act 1991 and any other town and country planning or related legislation;

Premises	the Premises as described in the Particulars;

Principal Agreement	means the agreement dated 26 November 2009 and made between (1) Canary Wharf (Car Parks) Limited (2) Canary Wharf Management Limited (3) J.P. Morgan Markets Limited and (4) The Bear Stearns Companies LLC

Principal Lease	the sub-underlease of the Principal Premises dated with the date of this Agreement and made between (1) J.P. Morgan Markets Limited (2) MF Global UK Limited and (3) MF Global Holdings Ltd;

Principal Premises	the demised premises known as Part Ground Floor to Floor 4, 5 Churchill Place, Canary Wharf as defined in the Principal Lease;

Quarterly Day	each of 1 January, 1 April, 1 July and 1 October;

Superior Landlord	the lessor or grantor under the Superior Lease and/or the Principal Agreement (as the case may be) and any other person or persons for the time being entitled to any estate or estates which are reversionary (whether immediate or mediate) upon the Grantor’s estate;

Superior Lease	the Lease dated 26 March 1998 between (1) Canary Wharf Investments Limited (2) Canary Wharf Limited (3) CW Investments (Phase 1) Limited and (4) Canary Wharf Management Limited to the extent such Lease was assigned to Canary Wharf (Car Parks) Limited on 6 June 2000;

Value Added Tax	and VAT mean value added tax as provided for in the Value Added Tax Act 1994 and include any other tax from time to time replacing it or of a similar fiscal nature;

Working Day	any day (other than a Saturday or Sunday) upon which clearing banks in the United Kingdom are open to the public for the transaction of business.

1.2	Where two or more persons are included in the expression the “Grantee” and/or the “Guarantor” and/or the “Grantor” the covenants which are expressed to be made by the Grantee and/or the Guarantor and/or the Grantor shall be deemed to be made by such persons jointly and severally.

1.3	Words importing persons shall include firms companies and corporations and vice versa.

1.4	Any covenant or regulation to be observed by any party hereto not to do any act or thing shall include an obligation not to cause permit or suffer such act or thing to be done.

1.5	References either to any rights or powers of the Grantor or the rights of the Grantee in relation to the Adjoining Property shall be construed as extending respectively to the Superior Landlord and all persons authorised by the Grantor and/or the Management Company and the Superior Landlord and as the case may be by the Grantee.

1.6	Reference to the requirement of any consent and/or approval from and/or registration with the Grantor and/or the Management Company shall be construed as also including a requirement for the consent and/or approval of and/or registration with the Superior Landlord and/or the Management Company where the Superior Landlord’s consent and/or the Management Company’s consent and/or approval would be required under the terms of a Superior Lease and/or the Principal Agreement (as the case may be) except that nothing herein shall be construed as imposing on a Superior Landlord and/or the Management Company any obligation (or indicating that such an obligation is imposed on the Superior Landlord and/or the Management Company by virtue of the terms of a Superior Lease and/or the Principal Agreement (as the case may be)) not unreasonably to refuse any such consent and/or approval.

1.7	Any reference to a statute (whether specifically named or not) shall include any amendment or re-enactment of such statute for the time being in force and all instruments orders notices regulations directions bylaws permissions and plans for the time being made issued or given thereunder or deriving validity therefrom.

1.8	The titles and headings appearing in this Agreement are for reference only and shall not affect its construction.

1.9	All agreements and obligations by any party contained in this Agreement (whether or not expressed to be covenants) shall be deemed to be and shall be construed as covenants by such party.

1.10	Save where expressly provided to the contrary, all sums payable by the Grantee or the Guarantor pursuant to this Agreement shall be deemed to be exclusive of any Value Added Tax which may be chargeable on the supply or supplies for which such sums (or any part of such sums) are the whole or part of the consideration for Value Added Tax purposes.

1.11	Any reference to any right, entitlement or obligation of any person under the laws in relation to Value Added Tax, or any business carried on by any person for Value Added Tax purposes, shall (where appropriate and unless the context otherwise requires) be construed, at any time when such person is treated as a member of a group for the purposes of section 43 of the Value Added Tax Act 1994, to include a reference to the right, entitlement or obligation under such laws of, or the business carried on for Value Added Tax purposes by, the representative member of such group at such time (the term “representative member” to be construed in accordance with the said section 43).

2	Licence

2.1	The Grantor authorises the Grantee to park up to fifteen (15) private motor cars within the Premises and to use the Premises for the purposes specified in this Agreement on the terms herein contained with the rights specified in schedule 1 reserving the rights specified in schedule 2 subject to the matters contained or referred to in the deeds mentioned in schedule 3 from and including the Licence Period Commencement Date for the Licence Period the Grantee paying unto the Grantor during the Licence Period:

2.1.1	the payments to be made to the Grantor in accordance with clause 8;

2.1.2	the monies referred to in clause 3.2 to be paid to the Grantor as provided therein;

2.1.3	all sums to be paid by the Grantee to the Grantor pursuant to clause 3.17 such sums to be paid as provided therein;

2.1.4	yearly and proportionately for any fraction of a year from and including the Licence Period Commencement Date the Licence Fee and from and including each Review Date such Licence Fee as shall become payable under and in accordance with the provisions of the schedule 5 hereto payable by equal quarterly payments in advance on each Quarterly Day in every year, the first payment being a proportionate sum in respect of the period from and including the Licence Fee Commencement Date to and including the day prior to the first Quarterly Day after the Licence Fee Commencement Date payable in advance on the Licence Fee Commencement Date;

2.1.5	a due proportion to be fairly and properly determined by the Grantor of all sums payable by the Grantor to the Superior Landlord pursuant to Clauses 2.1.5 of the Principal Agreement, such sums to be paid to the Grantor on written demand the first payment being a proportionate sum in respect of the period from and including the Licence Period Commencement Date to and including July 2011 the day prior to the date upon which the relevant policy or policies are due to be renewed to be made on the date of this Agreement.

3	Grantee’s agreements

The Grantee hereby agrees with the Grantor as follows:

3.1	Payments

To pay the sums mentioned in clause 2 hereof at the times and in the manner aforesaid without any abatement set-off counterclaim or deduction whatsoever (save those that the Grantee is required by law to make) and so that the Grantor shall receive full value in cleared funds on the date when payment is due.

3.2	Interest on Arrears

3.2.1	Without prejudice to any other right remedy or power herein contained or otherwise available to the Grantor if any of the sums payable under this Agreement (whether formally demanded or not as appropriate) shall not be paid:

3.2.1.1	in the case of the Licence Fee and any VAT thereon, on the date when payment is due (or, if the due date is not a Working Day, the next Working Day after the due date); or

3.2.1.2	in the case of any other sums within seven (7) days after the date when payment becomes due,

to pay interest thereon at the Interest Rate from and including the date on which payment was due to the date of payment to the Grantor (both before and after any judgement).

3.2.2	Without prejudice to any other right, remedy or power contained in this Agreement or otherwise available to the Grantor, if the Grantor shall decline to accept any of the sums of money so as not to waive any existing material breach of covenant, the Grantee shall pay interest on such sums of money at the Interest Rate from and including the date when payment was due (or, where applicable, would have been due if demanded on the earliest date on which it could have been demanded) to the date when payment is accepted by the Grantor.

3.3	To yield up

At the end of the Licence Period to yield up the Premises to the Grantor in such condition as is consistent with the due performance of the agreements and the obligations on the part of the Grantee contained in this Agreement.

3.4	Rights of entry by Superior Landlord, Grantor and Management Company

For the avoidance of doubt it is agreed that the Superior Landlord, the Grantor and the Management Company and all others authorised by the Grantor with all necessary materials and appliances have the right at all reasonable times upon reasonable prior notice (except in cases of emergency) to enter and remain upon the Premises for any of the following purposes:

3.4.1	to exercise any of the rights reserved by this Agreement and/or the Principal Agreement;

3.4.2	to enable the Grantor to comply with the covenants on behalf of the grantee and the conditions in the Principal Agreement;

3.4.3	for any other reasonable purpose connected with the interest of the Superior Landlord or the Grantor in the Premises, including, but not limited to, valuing or disposing of any interest of the Superior Landlord and/or the Grantor or doing anything which may be necessary to prevent a forfeiture of any Superior Lease for the time being affecting the Premises.

3.5	To comply with notices

3.5.1	Whenever the Grantor shall give written notice to the Grantee of any breaches of the Grantee’s covenants in this Agreement the Grantee shall forthwith remedy the breach to the reasonable satisfaction of the Grantor.

3.5.2	If the Grantee shall fail within twenty one (21) days of such notice or as soon as reasonably possible in the case of emergency to commence and then diligently and expeditiously to continue to comply with such notice the Grantor may without further notice enter the Premises and carry out or cause to be carried out all or any of the works referred to in such notice and all proper costs and expenses thereby properly incurred shall be paid by the Grantee to the Grantor on written demand.

3.6	Pipes

Not knowingly to overload or obstruct any Pipes or discharge into any Pipes any oil or grease or any noxious or deleterious substance which may cause an obstruction or might be or become a source of danger or which might injure the Pipes or the drainage system of the Premises or the Adjoining Property.

3.7	User

Not to use or occupy the Premises or any part thereof for any purpose other than the Permitted User.

3.8	Alterations

Not to erect any building or structure or any other thing on the Premises nor to make any alterations or additions whatsoever in or to the Premises or any part thereof.

3.9	Signs and advertisements

Not to affix or exhibit or permit to be affixed or exhibited to or upon any part of the Premises any aerial placard hoarding advertisement notice poster or other sign or thing whatsoever.

3.10	Alienation

3.10.1	Not to assign sublicence or part with possession or occupation of the whole or any part or parts of the Premises or the benefit of this Agreement except:

3.10.1.1	the Grantee may without the consent of the Grantor assign the entire benefit of this Agreement to:

(a)	a lawful permitted assignee of the Principal Lease simultaneously with any lawful assignment of the Principal Lease provided that if such assignee’s obligations under the Principal Lease are to be guaranteed by a Surety (as defined in the Principal Lease) then such Surety shall covenant by deed with the Grantor in the form of the guarantee set out in schedule 6; or

(b)	any other tenant on the Estate with the consent of the Superior Landlord and the Grantor, such consent not to be unreasonably withheld or delayed;

3.10.1.2	the Grantee may without the consent of the Grantor grant a sub-licence of all or any number of the Car

Parking Spaces comprised in the Premises to a lawful permitted underlessee of the Principal Lease simultaneously with the grant to such underlessee of any such lawful permitted underlease pursuant to the Principal Lease provided that:

(a)	no relationship of landlord and tenant is thereby created;

(b)	the sub-licensee shall enter into an unqualified direct covenant with the Superior Landlord, the Grantor and the Management Company not to assign the benefit of the sub-licence (save to a permitted assignee of the lawful underlease vested in such sub-licensee pursuant to the Principal Lease), nor to create a further sub-licence (save to a lawful permitted sub-underlessee of the lawful underlessee pursuant to the Principal Lease) nor to part with possession or occupation of the whole or any part of the premises thereby sub-licensed or the benefit of the sub-licence and an unqualified direct covenant by the sub-licensee to perform and observe all the Grantee’s covenants and other provisions contained in the Principal Agreement and this Agreement insofar as they relate to the premises sub-licensed and the permitted sub-licence;

(c)	the sub-licence shall:

(i)

contain an absolute prohibition on assignment (save to a permitted assignee of the lawful underlease granted pursuant to the Principal Lease) sub-licensing (save to a lawful permitted sub-underlessee pursuant to the lawful underlessee of the Principal Lease) and parting with possession or occupation of the whole or any part of the premises thereby sub-licensed or the benefit of the sub-licence;

(ii)	save where such licence is for a period of five (5) years or less provide for a licence fee (as revised from time to time) at not less than open market rate and contain provisions for the review of the licence fee payable under it on an upwards only basis corresponding both as to terms and dates with the Licence Fee review provisions in the Principal Agreement and the sub-licence shall not be at a fine or premium;

(iii)	contain provisions which are consistent with the provisions of the Principal Agreement in so far as they relate to any of the rights granted to the Grantee pursuant to clause 2.1 which are sub-licensed.

3.10.2	Nothing contained in this Agreement shall prevent the Grantee or other permitted occupier from sharing occupation of the whole or any part or parts of the Premises with one or more companies which are and remain Group Companies of the Grantee or of such permitted occupier (as the case may be) and/or with a Controlled Joint Venture and/or so as to allow Permitted Outsourcing Arrangements provided that such occupation shall not create the relationship of landlord and tenant between the Grantee and the Controlled Joint Venture or the company providing Permitted Outsourcing Arrangements and notice of the sharing of occupation is given to the Grantor and such sharing shall cease when such arrangement ceases.

3.10.3	Prior to any permitted assignment as provided in clause 3.10.1 to procure that the assignee (as the case may be) enters into a direct covenant with the Grantor to pay all of the sums payable under this Agreement and perform and observe the obligations by the Grantee contained in this Agreement.

3.11	Registration of disposition

Within twenty one (21) days of every assignment of the benefit of this Agreement or grant of a sub-licence to supply the Grantor and the Superior Landlord with a certified copy of the document evidencing or effecting such disposition and on each occasion to pay to the Grantor and the Superior Landlord or its or their solicitors a reasonable and proper registration fee.

3.12	Disclosure of information

Whenever the Grantor shall reasonably request to supply full particulars of all occupations and derivative interests in the Premises however remote or inferior.

3.13	Grantor’s costs

Within ten (10) Working Days of written demand to pay and indemnify the Grantor and the Management Company any Superior Landlord against all reasonable costs fees charges disbursements and expenses properly incurred by them:

3.13.1	in connection with the recovery or attempted recovery of sums due from the Grantee or in procuring the remedying of the breach of this Agreement by the Grantee;

3.13.2	in relation to any application for consent required or made necessary by this Agreement (such costs to include reasonable and proper management and monitoring fees and expenses) whether or not the same is granted (except in cases where the Grantor is obliged not to unreasonably withhold or delay its consent and the withholding or delaying of its consent is unreasonable) or whether the application be withdrawn.

3.14	Statutory requirements

Not knowingly to do or omit to be done in or near the Premises any act or thing by reason of which the Grantor and/or the Superior Landlord may under any statute or non-statutory regulations become liable to pay any penalty damages compensation costs charges or expenses.

3.15	Statutory notices

Within fourteen (14) days after receipt of the same (or sooner if requisite having regard to the time limits stated therein) to produce to the Grantor a copy and any further particulars available to the Grantee and required by the Grantor of any notice or order or proposal for the same given to the Grantee and relevant to the Premises or the occupiers thereof or the Estate and without delay to take all necessary steps to comply with the notice or order so far as the same is the responsibility of the Grantee and relates to the Premises and at the reasonable request and at the cost of the Grantor to make or join with the Grantor in making such objection or representation against or in respect of any such notice order or proposal as the Grantor shall reasonably deem expedient.

3.16	Indemnity

To keep the Grantor fully indemnified from and against all actions proceedings claims demands losses costs expenses damages and liability arising from any breach of the Grantee’s covenants or other obligations contained in or ancillary to this Agreement.

3.17	Value Added Tax

3.17.1	Where, pursuant to the terms of this Agreement, the Grantor or any other person (for the purposes of this clause 3.17.1, the “Supplier”) makes or is deemed to make a supply to the Grantee for Value Added Tax purposes and Value Added Tax is or becomes chargeable on such supply, the Grantee shall:

3.17.1.1	if any other consideration given for such supply consists wholly of money, at the same time as paying such other consideration; or

3.17.1.2	if such other consideration does not consist wholly of money,

on demand, pay to the Supplier (in addition to any other consideration for such supply) a sum equal to the amount of such Value Added Tax and the Supplier shall provide the Grantee with a Value Added Tax invoice in respect of such supply.

3.17.2

Where, pursuant to the terms of this Agreement, the Grantee is required to reimburse the Grantor or any other person (for the purposes of this clause 3.17.2, the “Recipient”) for any cost, fee, charge, disbursement or expense (or any proportion of it), the Grantee shall also reimburse the Recipient for any part of such cost, fee, charge, disbursement or expense (or proportion of it) which represents Value Added Tax, save to the extent that the Recipient is entitled to credit or repayment in respect of such Value Added Tax from HM Revenue & Customs.

3.18	Estate Regulations

Insofar as the same relate to the Premises or the activities acts or omissions of the Grantee or any sub-licensee or any persons under its or their control to comply or use all reasonable endeavours to procure compliance with the Estate Regulations.

3.19	Car Park Regulations

Insofar as the same relate to the activities acts or omissions of the Grantee or any sub-licensee or any persons under its or their control to comply or use all reasonable endeavours to procure compliance with the Car Park Regulations.

3.20	Covenants affecting reversion

By way of indemnity only to observe and perform the provisions of the deeds and documents referred to in schedule 3 so far as the same are still subsisting and capable of taking effect and relate to or affect the Premises.

3.21	DLR

3.21.1	The Grantee will not use or carry out any works on any part of the Premises, or on any part of the Estate in the immediate vicinity of the Docklands Light Railway, for any purpose which would materially adversely affect the construction or operation of the Docklands Light Railway or the premises demised by the DLR Lease as a railway station by DLR or the safe operation of the Docklands Light Railway or the premises demised by the DLR Lease as a railway station.

3.21.2	The Grantee will not use or permit or suffer to be used on the Premises:

3.21.2.1	(subject to and without prejudice to clause 3.21.2.2) any electrical or electronic apparatus or equipment that does not comply with any relevant British standard or code of practice (or any replacements thereof) relating to such apparatus or equipment

3.21.2.2	(without the prior written consent of DLR) any apparatus or equipment that transmits or may transmit radio waves (whether or not the same complies with standards or codes of practice as aforesaid)

Provided that the Grantor may from time to time notify the Grantee of any electrical or electronic apparatus then available not covered in sub-clauses 3.21.2.1 or 3.21.2.2 above which DLR considers might interfere with the safe operation of the Canary Wharf Docklands Light Railway station or the Docklands Light Railway whereupon the Grantee shall co-operate with the Grantor in notifying the Grantor whether and where such equipment is used in the immediate vicinity of the tracks upon which the Docklands Light Railway operates and, to the extent required by the Grantor, will cease to use or permit or suffer to be used on the Premises such equipment.

3.22	Covenants in the Principal Agreement

3.22.1	To observe and perform the covenants and conditions on the part of the grantee contained in the Principal Agreement so far as they relate to the Premises and to pay or to repay to the Grantor all sums properly payable under the Principal Agreement in respect of the Premises other than the Licensee Fee or Car Park Service Charge payable under clause 8 of the Principal Agreement or sums payable under clause 2.1.5 of the Principal Agreement

3.22.2	Not to omit or allow anything which might cause the Grantor to be in breach of the Principal Agreement or which if done omitted or allowed by the Grantor might be in breach of the covenants on the part of the Grantee or the conditions contained in the Principal Agreement

4	Not used

5	Grantor’s covenants

5.1	The Grantor covenants with the Grantee to use all reasonable endeavours to procure that the Management Company or the Superior Landlord observes and performs the covenants and other obligations on the part of the Management Company contained in the Principal Agreement.

5.2	To observe and perform the covenants of the grantee in the Principal Agreement so far as they are not the responsibility of the Grantee under this Agreement and in particular to pay the Licence Fee, the Car Park Service Charge payable under clause 8 of the Principal Agreement and the sums payable under clause 2.1.5 of the Principal Agreement and any other sums payable under the Principal Agreement.

5.3	Superior Title

By way of indemnity only against any claims by any Superior Landlord the Grantor covenants with the Grantee to use reasonable efforts to procure that the Superior Landlord observes and performs the conditions and covenants imposed on the lessee in the Superior Lease.

5.4	Where the Grantee makes any application for consent or approval required under this Agreement then at the request of the Grantee to use reasonable endeavours at the cost of the Grantee (such cost being reasonable and proper) to obtain any consent or approval as may be required from Superior Landlord and/or the Management Company (as the case may be) under the terms of the Superior Lease or the Grantor under the Principal Agreement in respect of anything which the Grantee proposes doing under this Agreement pursuant to and in accordance with this Agreement.

5.5	The Grantor shall as soon as reasonably practicable following receipt of the same by the Grantor provide to the Grantee copies of all notices or served on the Grantor by either the Grantor or the Management Company which relate to the Premises and details of insurance pursuant to clause 6.7 of the Principal Agreement.

5.6	In the event of any dispute arising pursuant to the Principal Agreement which affects the Premises the Grantor shall keep the Grantee fully informed of the progress of the dispute and any material problems or delays.

5.7	Insofar as any dispute referred to in clause 5.6 above relates to the Grantee’s use and enjoyment of the Premises the Grantor shall not settle any dispute without the consent of the Grantee such consent not to be unreasonably withheld or delayed.

6	Insurance

6.1	Grantor to insure

The Grantor shall use reasonable endeavours to procure that the Superior Landlord insures in accordance with and complies with its obligations contained in Clause 6 of the Principal Agreement.

6.2	Destruction of the Premises

If the Car Park where the Premises are located or the Premises or any part thereof or any necessary Car Park Accessways is destroyed or damaged by any of the Insured Risks then:

6.2.1	unless payment of the insurance monies shall be refused in whole or in part by reason of any act or default of the Grantee or any sub-licensee or occupier of any part of the Premises or any of their respective agents, licensees, visitors or contractors or any person under the control of any of them;

6.2.2	subject to the Superior Landlord being able to obtain any necessary planning permission and all other necessary licences approvals and consents; and

6.2.3	subject to the necessary labour and materials being and remaining available,

then the provisions of clause 6.2 of the Principal Agreement shall apply.

6.3	Option to determine

If at any time during the last five (5) years of the Licence Period the Car Park where the Premises are located or a substantial proportion thereof or any necessary Car Park Accessways or any necessary access to and from such Car Park over the Estate Common Parts shall be so destroyed or damaged by any of the Insured Risks as to render the whole or substantially the whole of the Premises unfit for or incapable of beneficial use and occupation or inaccessible and if rebuilding works have not been substantially commenced or progressed then either the Grantor or the Grantee may determine this Agreement by giving to the other not less than six (6) months’ written notice to be given at any time within twelve (12) months following such destruction or damage and such determination shall be without prejudice to any claim by either party against the other in respect of any antecedent breach of covenant provided that if this Agreement shall be determined then the provisions of clause 6.2 of the Principal Agreement shall no longer apply and the net proceeds of insurance shall belong to the Superior Landlord absolutely.

6.4	Cesser of Licence Fee

In case the Car Park or any part thereof or any necessary Car Park Accessways or any necessary access to and from the Car Park over the Estate Common Parts shall be destroyed or damaged by any of the Insured Risks so as to render the Premises unfit for beneficial use and occupation or inaccessible and the insurance effected by the Superior Landlord pursuant to clause 6.1 of the Principal Agreement shall not have been vitiated or payment of the policy monies refused in whole or in part as a result of some act or default of the Grantee or any sub-licensee or occupier of any part of the Premises or any of their respective agents, licensees, visitors or contractors or any person under the control of any of them then the Licence Fee and the payments reserved under clause 2.1 hereof or a fair proportion thereof according to the nature and extent of the damage sustained shall be suspended for the period that the Licence Fee (or a fair proportion thereof) payable by the Grantor pursuant to the Principal Agreement in respect of the Premises shall cease to be payable.

6.5	Option to Determine

6.5.1	If the Premises or any part thereof or any necessary access thereto is destroyed or damaged by any of the Insured Risks and:-

(a)	the Premises have not been reinstated so that the Premises are again rendered fit for use and occupation and accessible by the date falling seven (7) years after the date of any damage or destruction; or

(b)

at any time after the date falling five (5) years after the date of such damage or destruction it is agreed by the Grantor and the Superior Landlord or in the absence of such agreement it is determined by the Surveyor pursuant to the Principal Agreement that the Premises cannot possibly be reinstated by the Superior Landlord in accordance with the Principal Agreement so that the Premises are rendered fit for use and occupation and accessible on or prior to the date falling seven (7) years after the date of such damage or destruction which agreement or determination the Grantor shall forthwith notify the Grantee of then either the Grantor or the Grantee shall be entitled at any time thereafter (and in the case of clause 6.5.1(a) upon the date, falling seven (7) years after the date of any damage or destruction) but prior to the completion of such reinstatement of the Premises to serve written notice upon the other party terminating this Licence with immediate effect but without prejudice to any right of action or other remedy any party may have against the other in respect of antecedent breach

6.5.2

If at any time after the date falling five (5) years after the date of damage or destruction it is so agreed or determined that such reinstatement cannot be so completed prior to the date falling seven (7) years after the date of damage or destruction then immediately following receipt by the Grantor of an Extension Request Notice (as defined in Clause 6.5.2 of the Principal Agreement) the Grantor will subject to clause 6.5.1 request the Grantee by notice in writing (a “Grantor’s Extension Request Notice”) to confirm whether it wishes to terminate this Licence pursuant to clause 6.5.1 or whether it is prepared to extend the seven (7) year period referred to in clause 16.5.1(a) to a date specified in the Extension Request Notice being three (3) months following the target date for completion of such reinstatement works as comprised in the current programme relating thereto (a complete copy of which together with a copy of the Extension Request Notice received by the Grantor pursuant to the Principal Agreement and reasonable evidence that the target date for completion of such reinstatement works as so comprised in such programme is supportable, shall be provided to the Grantee together with the Grantor’s Extension Request Notice following receipt of the same by the Grantor with the Extension Request Notice). If the Grantee does not either terminate the Licence pursuant to clause 6.5.1 or confirm acceptance of the extension of the date referred to in clause 6.5.1(a) within fifteen (15) Working Days of receipt by it of the Grantor’s Extension Request Notice (together with such copy programme and such reasonable evidence) then thereafter the Grantor may (without prejudice to the Grantee’s right pursuant to clause 6.5.1) terminate this Licence forthwith by serving written notice on the Grantee. The Grantor shall raise with the Superior Landlord and request that the Superior Landlord respond as soon as possible to any enquiries by the Grantee regarding the status of the reinstatement works and the timing for completion thereof and which may be raised by it during such fifteen (15) Working Day period. Any termination of the Licence pursuant to this clause 6.5.2 will be without prejudice to any right of action or remedy any party may have in respect of antecedent breach of this Licence. If the Grantee confirms acceptance within such fifteen (15) Working Day period to the extension of the date referred to in clause 6.5.1(a) to the date stipulated in the Extension Request Notice then:-

(a)	the Grantor shall confirm to the Superior Landlord acceptance of the extension of the date referred to in clause 6.5.2 of the Principal Agreement

(b)	clause 16.5.1(a) shall be deemed to have been varied by the deletion of the words “the date falling seven (7) years after the date of such damage or destruction” and their replacement by the date so stipulated by the Superior Landlord in the Extension Request Notice; and

(c)	the provisions of clause 6.4 shall continue to apply

6.5.3	The Grantor will notify the Grantee as soon as reasonably practicable after notifying the Superior Landlord pursuant to clause 6.5.2 of the Principal Agreement that it wishes to terminate the Principal Agreement pursuant to clause 6.5.2 of the Principal Agreement or confirming acceptance of the extension of the date referred to in clause 6.5.2(a) of the Principal Agreement.

6.6	Grantee not to insure

The Grantee shall not take out any insurances in respect of the Premises or in respect of any other matters which the Superior Landlord is required to insure under clause 6.1 of the Principal Agreement.

6.7	Grantor to produce evidence of insurance

At the request of the Grantee the Grantor shall request that the Superior Landlord produces to the Grantee reasonable evidence of the terms of the insurance policy and the fact that the policy is subsisting and in effect.

6.8	Payment of insurance monies refused

If the payment of any insurance monies in respect of the Premises or the Car Park where the Premises are located is refused as a result of some act or default of the Grantee or any sublicensee or occupier of any part of the Premises or any of their respective agents, licensees, visitors or contractors or any person under the control of any of them the Grantee shall pay to the Grantor on demand the amount so refused.

6.9	Insurance becoming void

The Grantee shall do or omit to do anything that could cause any policy of insurance effected by the Superior Landlord in respect of or covering the Premises or the Car Park or any Adjoining Property to become void or voidable wholly or in part nor (unless the Grantee has previously notified the Grantor and the Superior Landlord and agreed to pay the increased premium) anything whereby any increased or loaded premium may become payable and the Grantee shall on demand pay to the Grantor all increased expenses incurred by the Superior Landlord in renewing any such policy.

6.10	Requirements of insurers

The Grantee shall at all times comply with all the requirements of the Superior Landlord’s insurers so far as such requirements are known by the Grantee and relate to the Premises or the conduct of persons using the Car Park or the Estate.

6.11	Notice by Grantee

The Grantee shall upon becoming aware of the same give notice to the Grantor forthwith upon the happening of any event or thing which the Grantee knows might affect or give rise to a claim under any insurance policy relating to the Premises or the Car Park or any Adjoining Property.

6.12	Benefit of other insurances

If the Grantee shall become entitled to the benefit of any insurance on the Premises which is not effected or maintained in pursuance of the obligations herein contained then the Grantee shall apply all moneys received from such insurance (insofar as the same shall extend) in making good the loss or damage in respect of which the same shall have been received.

7	Provisos

Provided always and it is hereby agreed and declared as follows:

7.1	Termination

Without prejudice to any other right remedy or power herein contained or otherwise available to the Grantor if at any time:

7.1.1	the sums payable under this Agreement or any part thereof shall be unpaid for twenty one (21) days after becoming payable (whether formally demanded or not); or

7.1.2	any of the covenants and obligations of the Grantee contained in this Agreement shall not be performed and observed;

then the Grantor shall give the Grantee a written notice specifying what sums are outstanding or in what respect the covenants and obligations have not been performed and requiring the Grantee to pay the sums or remedy the breach of the covenants and obligations within a reasonable period which shall be specified in the notice and if the Grantee fails to comply with the notice this Agreement shall automatically determine at the end of the period given in the notice but without prejudice to any rights or remedies which may then have accrued to any party in respect of any antecedent breach of any of the covenants contained in this Agreement.

7.2

Except where the benefit of this Agreement is at the relevant time vested in any tenant on the Estate in whom the Principal Lease is not at that time also vested, and unless the Principal Lease has been extended in accordance with clause 13 of that Lease, this Agreement shall automatically determine upon determination of the Principal Lease whether by effluxion of time or earlier determination (unless relief from forfeiture is sought and obtained in respect of the Principal Lease) and/or upon determination of the Principal Agreement (whether by effluxion of time or earlier determination) provided that such determination shall be without prejudice to any claim by any party against any other party in respect of any antecedent breach of obligation.

7.3	Grantor’s obligations

The Grantor shall not be liable to the Grantee in respect of any failure of the Grantor to perform any of its obligations in clause 5.1 of this Agreement unless the Grantee has given notice to the Grantor of such failure and the Grantor has failed within a reasonable time to use reasonable endeavours to procure that the Management Company remedies the same and then in such case the Grantor shall be liable to compensate the Grantee only for loss or damage sustained by the Grantee after such reasonable time has elapsed provided that the Grantee shall take reasonable steps in order to mitigate the extent and effect of such loss or damage

7.4	Exclusion of Grantor’s liability

Save and except where the same is attributable to the act, default or neglect of the Grantor or its servants agents or employees or persons within its control the Grantor shall not be liable to the Grantee nor shall the Grantee have any claim against the Grantor in respect of:

7.4.1	any failure or interruption or delay in the provision of Car Park Services caused in any case by Force Majeure provided that the Grantor has used reasonable endeavours to procure that the Management Company has complied with its obligations in clause 7.4.1 of the Principal Agreement;

7.4.2	subject to the express provisions of this Agreement any loss or damage or interference or annoyance suffered by the Grantee during the carrying out by the Superior Landlord, the Grantor or the Management Company of the works which may be carried out pursuant to clause 7.4.2 of the Principal Agreement;

7.4.3

any loss or inconvenience occasioned by the closing or breakdown of any mechanical equipment or by the failure of power supply to any mechanical equipment or whilst any repairs are carried out thereto provided that the Grantor has used reasonable endeavours to procure that the Management Company has complied with its obligations in clause 7.4.3 of the Principal Agreement;

7.4.4	any loss of or damage to or theft from any car using the Car Park or any loss or damage or injury suffered by any driver of or passenger in such car;

7.4.5	any person other than the Grantee or any sub-licensee or person properly authorised by the Grantee or permitted to occupy in accordance with the provisions of this Agreement using or occupying the Premises or such other Car Parking Spaces for the time being designated for the Grantee’s use without the permission or authority of the Grantor.

7.5	Not used

7.6	Effect of Waiver

Each of the Grantee’s obligations shall remain in full force both at law and in equity notwithstanding that the Grantor shall have waived temporarily or permanently revocably or irrevocably a similar obligation affecting other property belonging to the Grantor.

7.7	Representations

The Grantee acknowledges that this Agreement has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Grantor except any such statement or representation that is expressly set out in this Agreement or in written reply to enquiries raised by the Grantee’s solicitors of the Grantor’s solicitors prior to the date of this Agreement.

7.8	Covenants relating to Adjoining Property

Nothing contained in or implied by this Agreement shall give the Grantee the benefit of or the right to enforce or to prevent the release or modification of any covenant agreement or condition entered into by any tenant of the Grantor in respect of any property not comprised in this Agreement.

7.9	Development of Adjoining Property

7.9.1

The Grantee shall make no objection or representation nor institute any proceedings whether by way of injunction or for damages or otherwise and shall not permit or suffer any sublicensee or other occupier of or any person with any interest in any part of the Premises to do any such things by reason or in consequence of any noise disturbance annoyance or inconvenience occasioned by any works by or on behalf of the Superior Landlord, the Grantor or the Management Company or any Group Company of the Superior Landlord, the Grantor or the Management Company or in the case of the Superior Landlord a Group Company of Canary Wharf Holdings Limited (Company No. 2798284) or any owner or tenant of any Adjoining Property.

7.9.2	The Grantee agrees with the Grantor that notwithstanding any other provision of this Agreement the Grantee will have no claim against the Superior Landlord, the Grantor or the Management Company in connection with or arising from any works carried out on beneath or in the vicinity of the Estate for the purpose of or in connection with the construction and/or maintenance of the London Underground or Docklands Light Railway system(s).

7.10	Relocation of Spaces

The Grantor shall be entitled at any time and from time to time and in its absolute discretion upon giving not less than five (5) Working Days notice in writing to the Grantee to relocate all or any of the individual car parking spaces comprised in the Premises to another car park within the Estate provided that such other car park shall be as close in proximity to the premises demised by the Principal Lease as is possible at the relevant time and provided that for the avoidance of doubt the Grantor is under no obligation to relocate other parties from any car park in order to accommodate the Grantee.

7.11	Notices

7.11.1	All notices, requests, demands, approvals, consents and other communications under this Agreement (“Notices”) shall be in writing and shall be duly and validly given or made if given or served by personal delivery or sent by pre-paid or recorded delivery mail to the persons and the addresses specified below or to such other person and/or address as a party may specify from time to time by written notice to the other parties.

7.11.2	Notices shall be addressed as follows:

7.11.2.1	To J. P. Morgan Markets Limited:
125	London Wall

London EC2Y 5AJ

For the attention of: John Clare

with a further copy to:

Mayer Brown International LLP

201 Bishopsgate

London EC2M 3AF

For the attention of: Reference: 20349/20181/06057168

7.11.2.2	To MF Global UK Limited

Sugar Quay

Lower Thames Street

London EC3R 6DU

with a further copy to:

DLA Piper UK LLP

3 Noble Street

London EC2V 7EE

7.11.2.3	To MF Global Holdings Ltd

Sugar Quay

Lower Thames Street

London EC3R 6DU

with a further copy to:

DLA Piper UK LLP

3 Noble Street

London EC2V 7EE

7.12	Invalidity of certain provisions

If any term or provision of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the same shall be severable and the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

7.13	Confidentiality provision

7.13.1	None of the parties to this Agreement shall without the prior written consent of all the other parties to this Agreement disclose or publish to any third party (“Disclosure”) or wilfully or negligently permit or cause Disclosure of any financial or other details whatsoever naming the parties hereto or otherwise relating to the transaction hereby effected except:

7.13.1.1	any particular extracts or details which must be the subject of Disclosure in order to comply with any Stock Exchange or any statutory requirements of the lawful requirements of any regulatory, governmental or official body;

7.13.1.2	to group companies or professional advisers of each of the parties who need to know such details and who have first agreed to be bound by the provisions of this clause 7.13;

7.13.1.3	to the extent necessary to comply with any legal obligation or legal requirement;

7.13.1.4	to the extent necessary to comply with or give effect to the terms of this Agreement;

7.13.1.5	to the Inland Revenue or HM Revenue & Customs or any other governmental, public or official body for taxation, rating or registration purposes;

7.13.1.6	to the extent they are already in the public domain, otherwise than as a result of a breach of this clause 7.13.

7.13.2	This clause 7.13 shall remain in effect until the expiry of a period of two (2) years from the date hereof.

7.13.3

This clause 7.13 shall not apply to Disclosure by or on behalf of any party to this Agreement to any third parties and/or their professional advisers their financiers and their financiers’ professional advisers in pursuance of bona fide rent or licence fee review arbitrations or determinations or negotiations or other legal proceedings adjudications or bona fide negotiations or dealings with and/or relating to the Estate and/or the Premises and/or the Car Park and/or the Principal Lease and/or the Principal Agreement or any part of any of them including for the avoidance of doubt disclosures by the Grantor to any financier or mortgagee or prospective financier or mortgagee of the Estate and/or the Premises and/or the Car Park or any part of either or the disposal of or acquisition of an interest in the whole or any part of the relevant party or any Group Company of the relevant party or any financing by the relevant party or any Group Company of the relevant party or any Disclosure to any insurers or prospective insurers of the Estate and/or the Premises and/or the Car Park or any part of them or works in connection with or items on the same.

7.14	Waiver etc of regulation

7.14.1	The Grantor reserves the right for the Superior Landlord to rescind alter or waive any of the Estate Regulations and/or Car Park Regulations at any time where in its reasonable judgement it deems necessary desirable or proper in the interest of good estate management having regard (in the case of the Estate Regulations) to the extent and quality of the Estate and (in the case of the Car Park Regulations) the interests of the tenants and occupiers of the Car Park and no alteration or waiver in favour of one tenant or occupier of the Estate shall operate as an alteration or waiver in favour of any other tenant or occupier of the Estate.

7.14.2	The Grantor shall not be responsible to the Grantee for the non-observance by any tenant or occupier of the Estate or any other person of any of the Estate Regulations and/or the Car Park Regulations.

7.15	Interest

The Grantee shall not by virtue of this Agreement or otherwise claim, be or become entitled to any estate right or interest in the Premises other than the right of the Grantee hereby granted.

7.16	Exclusion of warranty as to user

7.16.1	Nothing contained in this Agreement or in any consent granted by the Grantor under this Agreement shall imply or warrant that the Premises may be used under the Planning Acts for the use herein authorised or any use subsequently authorised.

7.16.2	The Grantee hereby acknowledges and admits that the Grantor has not given or made any time representation or warranty that any such use is or will be or will remain a permitted use under the Planning Acts.

7.16.3	Notwithstanding that any such use might not be a permitted use under the Planning Acts, the Grantee shall remain fully bound and liable to the Grantor in respect of the obligations undertaken by the Grantee in this Agreement without being entitled to any compensation, recompense or relief of any kind whatsoever.

7.17	No liability for staff

No caretakers, porters, maintenance staff or other persons employed in respect of the provision of Car Park Services shall be under any obligation to furnish attendance or make available their services to the Grantee (other than in the usual course of provision of the Car Park Services as provided herein) and, in the event of any such person employed as aforesaid rendering any services to the Grantee outside the terms of this Agreement none of the Superior Landlord, the Grantor nor the Management Company shall be responsible for the manner in which such services are performed nor for any damage to the Grantee or other persons arising therefrom.

7.18	The Superior Landlord

Wherever necessary or appropriate under the covenants and conditions of any Superior Lease and/or the Principal Agreement:

7.18.1	all registrations, whenever requisite under the terms of any Superior Lease and/or the Principal Agreement, shall be effected by the Grantee with the Superior Landlord as well as the Grantor; and

7.18.2	all rights and powers vested in the Grantor under this Agreement shall be exercisable by the Superior Landlord.

7.19	Applicable Law and Jurisdiction

This Agreement shall be governed by and construed in all respects in accordance with the Laws of England and proceedings in connection therewith shall be subject (and the parties hereby submit) to the non-exclusive jurisdiction of the English courts and for the purposes of Rule 6.15 of Civil Procedure Rules 1998 and any other relevant Rules thereof the Grantee and the Guarantor hereby irrevocably agrees that any process may be served upon it at the address for service specified under clause 7.11 marked for the attention of with a copy to be faxed to MF Global Holdings Ltd in New York on fax number 001 212 319 1565 and marked for the attention of “General Counsel” or such other number as may be notified in writing from time to time to the Grantor or at such other address for service within England and Wales as may be notified in writing from time to time to the Grantor.

8	Car Park Service Charge

8.1	For the purpose of this Agreement the following expressions shall have the following meanings:

8.1.1	“Car Park Computing Date” means 1 January in each year and the anniversary of that date in each succeeding year or such other date as the Management Company may from time to time nominate;

8.1.2	“Car Park Expenditure” shall have the meaning given to that expression in Clause 8.12 of the Principal Agreement;

8.1.3	“Car Park Financial Year” means the period from a Car Park Computing Date to but not including the next succeeding Car Park Computing Date;

8.1.4	“Car Park Service Charge Percentage” means

X	x Z
Y

where:

“X” =	fifteen (15), being the total number of private motor cars which the Grantee has the right to park within the Premises;

“Y” =	thirty four (34), being the total number of private motor cars which the Grantor has the right to park within the Premises under the Principal Agreement; and

“Z” =	the Car Park Services Charge Percentage Cap that expression is defined in the Principal Agreement.

8.1.5	“Car Park Surveyor” means a chartered surveyor or firm of chartered surveyors appointed or employed by the Management Company or a Group Company of the Management Company to perform the functions of the Car Park Surveyor hereunder;

8.1.6	“Estimated Car Park Expenditure” means for any Car Park Financial Year such sum as the Grantor shall notify in writing to the Grantee as a fair and reasonable estimate of the Car Park Expenditure for such Car Park Financial Year after deducting any anticipated Car Park Appropriation (as defined in clause 8.3.1) provided that the Grantor may from time to time during any such Car Park Financial Year notify the Grantee in writing of a revised figure for the Estimated Car Park Expenditure representing such fair and reasonable estimate;

8.1.7	“Car Park Advance Payment” shall mean the aggregate of all Car Park Payments on Account (as defined in clause 8.2.2) made in any Car Park Financial Year;

8.2

8.2.1	The Grantee covenants with the Grantor to pay to the Grantor:

8.2.1.1	the Car Park Service Charge Percentage of the Estimated Car Park Expenditure in advance by equal quarterly instalments on the Quarterly Days during each Car Park Financial Year the first payment being a proportionate sum in respect of the period from and including the Licence Fee Commencement Date to the next Quarterly Day after such date to be made in advance on the Licence Fee Commencement Date; and

8.2.1.2	(if any of the Estimated Car Park Expenditure is revised as contemplated above) within fourteen (14) days after written demand the Car Park Service Charge Percentage of the amount by which any such revised figure for the Car Park Estimated Expenditure exceeds the figure previously notified to the Grantee.

8.2.2	Each such payment made by the Grantee under clause 8.2.1 is referred to in this Agreement as a “Car Park Payment on Account”.

8.3	The Grantor shall as soon as reasonably practicable following receipt of the same from the Management Company send to the Grantee:

8.3.1	an account or accounts each duly certified by the Accountant showing the Car Park Expenditure for that Car Park Financial Year and the amount (if any) which the Management Company has utilised from the Car Park Reserve Fund (as that expression is defined in the Principal Agreement) in defraying the Car Park Expenditure pursuant to clause 8.7.1 of the Principal Agreement (the “Car Park Appropriation”) and containing a fair and accurate summary of the various items comprising the Car Park Expenditure;

8.3.2	a certificate or certificates by the Car Park Surveyor showing the Car Park Surveyor’s calculation of the Car Park Service Charge Percentage (as that expression is defined in the Principal Agreement) for that Car Park Financial Year;

8.3.3	a statement or statements of the Car Park Service Charge Percentage (as that expression is defined in the Principal Agreement) of the Car Park Expenditure for that Car Park Financial Year after taking into account the Car Park Appropriation and the same shall (save for manifest error or omission) be conclusive evidence for the purposes of this Agreement of all matters of fact referred to in such account certificate and statement provided always that the Grantor shall upon request from the Grantee ask the Management Company for permission to permit the Grantee to inspect (or if permission is not granted, inspect on the Grantee’s behalf) at any time up to three (3) months after delivery of the same vouchers and receipts for items included in the account certificates and statements subject to the Grantee paying reasonable costs including reasonable security costs associated with the provision of such inspection.

8.4

8.4.1	For the purposes of clause 8.2 until such time as a certificate is issued by the Car Park Surveyor pursuant to clause 8.3 the Car Park Service Charge Percentage (as that expression is defined in the Principal Agreement) shall be 1.1444%.

8.4.2	For the purposes of clause 8.2 after such time as a certificate is issued by the Car Park Surveyor pursuant to clause 8.3 the Car Park Service Charge Percentage (as that expression is defined in the Principal Agreement) shall be as indicated in the last available certificate issued by the Relevant Surveyor pursuant to clause 8.3 of the Principal Agreement.

8.5

8.5.1	If the Car Park Service Charge Percentage of the Car Park Expenditure for any Car Park Financial Year (after taking into account as the case may require the Car Park Appropriation) shall exceed the Car Park Advance Payment for that Car Park Financial Year the excess together with interest thereon at the Base Rate calculated from and including the Car Park Computing Date next following the end of that Car Park Financial Year until the date of payment shall be paid by the Grantee to the Grantor on written demand; or

8.5.2	If the Car Park Service Charge Percentage of the Car Park Expenditure for any Car Park Financial Year (after taking into account the Car Park Appropriation) shall be less than the Car Park Advance Payment for that Car Park Financial Year the overpayment made by the Grantee together with interest thereon at the Base Rate calculated as aforesaid up to the date when the next Car Park Advance Payment on Account is due shall be credited to the Grantee against the next Car Park Payment on Account.

8.6	Any omission by the Management Company to include in the Car Park Expenditure in any Car Park Financial Year a sum expended in that Car Park Financial Year shall not preclude the Management Company from including such sum in the Car Park Expenditure in any subsequent Car Park Financial Year as the Management Company shall reasonably determine.

8.7	Not used

8.8	If at any time or times during the Licence Period the Management Company considers that circumstances have arisen making the Car Park Service Charge Percentage (as that expression is defined in the Principal Agreement) or the formula for calculating the same on the basis specified in clause 8.1 unreasonable or inequitable the Management Company may in its absolute discretion give written notice to the Grantor requiring a variation to the Car Park Service Charge Percentage (as that expression is defined in the Principal Agreement) or the said formula which is fair and reasonable in all the circumstances and in that event the Grantor shall provide details of such written notice from the Management Company to the Grantee and in the event of there being any dispute regarding such variation the matter shall be referred to a single arbitrator to be appointed in default of agreement upon the application of the Management Company or the Grantor by or on behalf of the president for the time being of the Royal Institution of Chartered Surveyors in accordance with the provisions of the Arbitration Act 1996.

8.9	The Grantee acknowledges that the Management Company may discontinue withhold add to commence extend vary or make any alterations to any of the Car Park Services or any of the items referred to in schedule 4 part 2 of this Agreement from time to time in accordance with clause 8.9 of the Principal Agreement.

8.10	The Grantee covenants with the Grantor that the Grantee will pay on demand such charge as may reasonably be determined by the Grantor in respect of any service (whether or not constituting a Car Park Service) provided at the request of the Grantee to or for the benefit of the Grantee (whether or not exclusively) at a time or in circumstances when or in which such service would not have been provided but for such request.

8.11	The provisions of this clause shall continue to apply notwithstanding the expiration or sooner determination of the Licence Period but only in respect of the period down to such expiration or sooner determination the Car Park Service Charge Percentage of the Car Park Expenditure payable for that Car Park Financial Year being apportioned for the said period on a daily basis.

9	The Guarantor’s covenants

In consideration of the rights granted by this Agreement having been made at its request the Guarantor hereby covenants with the Grantor as a primary obligation in the terms contained in schedule 6.

10	Licence only

The Grantee agrees that its right to park fifteen (15) private motor cars within the Premises and in the individual car parking spaces within the Premises is as licensee only and no relationship of landlord and tenant is created by this Agreement.

11	Counterparts

This Agreement may be executed as an original and counterpart both of which taken together constitute one and the same deed and any party may enter into this Agreement by executing a counterpart.

12	Third party rights

Save to the extent provided in clauses 1.5, 1.6 and 7.18, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

Delivered as a deed on the date of this document.

SCHEDULE 1

Rights Granted

1	General Estate Access

The right for the Grantee and all persons expressly or by implication authorised by the Grantee (in common with the Superior Landlord, the Grantor and the Management Company and all other persons having a like right) at all times and for all proper purposes:

1.1	to pass and repass with or without vehicles over and along all roads accesses egresses and pavements from time to time comprised in the Estate Common Parts and the Car Park Accessways and intended for vehicular access;

1.2	to pass and repass on foot only over and along such accesses egresses pavements footpaths malls walkways concourses circulation areas staircases travelators escalators ramps and lifts as are from time to time comprised in the Estate Common Parts and the Car Park Accessways and intended for pedestrian access;

until such time (if any) as any of the same are adopted by the highway or other relevant authority and become public thoroughfares provided that the Superior Landlord and/or the Grantor may add to extend vary stop up reposition or make any alterations to any of the same from time to time provided that alternative means of access to the Premises of substantially similar nature and amenity are available ensuring the continuance of the access to and use and occupation of the Premises by the Grantee is not thereby materially and adversely affected.

2	Support

The right of support and protection for the benefit of the Premises from the Car Park and any adjoining part of the Estate (if any) as now enjoyed.

3	Rights exercisable over private roads on the Isle of Dogs

The right for the Grantee and all persons authorised by the Grantee (in common with the Superior Landlord, the Grantor and the Management Company and all other persons having a like right) to exercise the rights of way contained in paragraph 1 of schedule 1 to the Transfer dated 17 July 1987 made between

London Docklands Development Corporation (1) and Legibus 925 Limited (2) subject to the provisions therein contained.

SCHEDULE 2

Reservations

The following rights are excepted and reserved out of the Premises to the Grantor and the Superior Landlord and the Management Company and all other persons authorised by the Grantor or the Superior Landlord or having the like rights:

1	Pipes

The right to the free passage and running of water sewage surface water drainage gas electricity telecommunications and other services or supplies to and from the Car Park or any Adjoining Property in and through any of the Pipes which may at any time during the Perpetuity Period be in under or passing through or over the Premises.

2	Entry

The rights at all reasonable times upon reasonable prior notice except in cases of emergency to enter the Premises with all necessary materials and appliances:

2.1	to inspect cleanse maintain repair connect to remove lay renew relay replace with others alter or execute any works whatever to or in connection with the Pipes and any other services in or accessible from the Premises;

2.2	to execute repairs alterations and any other works and to make installations to the Car Park or to Adjoining Property or to do anything whatsoever which the Superior Landlord, the Grantor or the Management Company may do under this Agreement and/or the Principal Agreement;

2.3	to carry out the Car Park Services;

2.4	for any other reasonable purpose connected with the interest of the Grantor in the Car Park, including, but not limited to, valuing or disposing of any interest of the Grantor or doing anything which may be necessary to prevent a forfeiture of any Superior Lease for the time being affecting the Premises.

Provided that the person exercising the foregoing rights shall cause as little inconvenience or damage as reasonably possible and shall make good without delay any damage thereby caused to the Premises.

3	Light and air etc

The rights of light air and all other easements and rights now or during the Perpetuity Period belonging to or enjoyed by the Premises (if any) or the Adjoining Property.

4	Support

The right of support protection and shelter for the benefit of the Car Park and the Estate from the Premises.

5	Building on the Adjoining Property

Full right at any time hereafter to build on or otherwise develop or make any alterations or additions or execute any other works to the Car Park or any Adjoining Property or any buildings thereon or to erect any new buildings on Adjoining Property in such manner as the Grantor or the person exercising the right shall think fit notwithstanding the fact that the same may obstruct affect or interfere with the amenity of the Premises or the passage of light and air to the Premises.

6	Alteration of Estate Common Parts and Car Park Accessways

The right to alter add to extend vary stop-up reposition or make alterations to the Estate Common Parts or the Car Park Accessways or any part or parts thereof from time to time if the Grantor shall reasonably deem it desirable to do so for the more efficient management security and operation of the Estate or the Car Park or for the comfort of the owners and tenants on the Estate or the users of the Car Park (but not so that the Grantee’s use and occupation of the Premises is thereby materially and adversely affected).

7	Use of Estate Common Parts and Car Park Accessways

The right to regulate and control the use of the Estate Common Parts and the Car Park Accessways and in particular (but not by way of limitation) to:

7.1	make reasonable regulations for the control regulation and limitation of traffic thereon or on any part thereof and to erect such signs as may be appropriate (including regulations providing for the removal or immobilisation of vehicles parked or left unattended in areas where the same is prohibited) and to erect such signs as may be appropriate;

7.2	use those parts of the Estate Common Parts suitable for such purposes for displays exhibitions or other forms of promotional and other activity and to maintain thereon such garden features appurtenances and fittings of ornament or utility in all cases as the Grantor may from time to time think fit so long as the same shall not be contrary to the principles of good estate management.

SCHEDULE 3

Title

So far as the same relate to or affect the Premises the following:

1	The entries in the Property and Charges Registers (including the schedule of Personal Covenants) of Registered Title Nos:

EGL409187 (freehold Canada Square) as at 25 March 2010

EGL409189 (leasehold Canada Square) as at 25 March 2010

2	The Principal Agreement

SCHEDULE 4

Services

1	In this schedule references to “maintain” shall mean maintain inspect test service repair overhaul amend rebuild renew reinstate replace (in all such cases to the extent necessary to comply with statutory requirements and requirements of responsible authorities) and shall include where appropriate treat wash down cleanse paint decorate empty and drain and the expression “maintenance” shall be construed accordingly.

2	In deciding the extent nature and quality of the relevant service or services from time to time the Management Company shall at all times act reasonably.

3	In performing the Car Park Services and any other services hereunder the Management Company shall be entitled in its discretion to employ or procure or permit the employment of managers agents contractors or any other persons.

Part 1

The Car Park Services

Subject to paragraphs 2 and 3 above the following services to be carried out in accordance with the principles of good estate management shall constitute the Car Park Services:

1	Car Park

To maintain the Car Park.

2	Apparatus plant machinery etc

To maintain and operate all apparatus, plant, machinery and equipment comprised in or otherwise serving the Car Park from time to time and the buildings housing them including (without prejudice to the generality of the foregoing and so far as for the time being comprised in or otherwise serving the Car Park as aforesaid) equipment to regulate, ingress or egress, lifts, lift shafts, escalators, travelators, stand-by generators and boilers and items relating to mechanical ventilation, heating, cooling, air-conditioning and humidification but excluding any apparatus plant machinery and equipment which is used exclusively for the purposes of short term or hourly parking.

3	Pipes

To maintain those Pipes within or serving the Car Park.

4	Fire alarms etc

To maintain any smoke and/or smoke fire alarms and ancillary apparatus and fire prevention and fire fighting equipment and apparatus and other safety equipment and ancillary apparatus and systems comprised in the Car Park and in any event to maintain fire and smoke detection fire preventive and fire fighting equipment including sprinklers hydrants hosereels extinguishers fire alarms fire escapes and fire escape routes and general means of escape to the extent required to comply in relation to the Car Park with statutory requirements and the requirements of responsible authorities or underwriters or insurance companies.

5	Lighting

To keep lit at appropriate times all appropriate parts of the Car Park.

6	Roads Malls etc open

Without prejudice to any right of the Superior Landlord, the Grantor or the Management Company hereunder so far as shall be reasonably practicable to keep open and unobstructed the access and circulation areas the roadways streets plazas malls Car Park Accessways and other vehicular and pedestrian ways and similar areas comprised in the Car Park subject only to:

6.1	any temporary closure from time to time; or

6.2	closure at certain hours for reasons of security or operational purposes.

7	Security surveillance and visitor control

To provide security services and personnel including where appropriate in the Management Company’s discretion closed circuit television and/or other plant and equipment for the purpose of surveillance and supervision of users of the Car Park (both vehicular and pedestrian).

8	Provision of signs and general amenities

In the Management Company’s reasonable discretion to provide and maintain direction signs and notices seats and other fixtures fittings chattels and amenities for the convenience of tenants licensees and other users of the Car Park and their visitors and for the enjoyment or better enjoyment of such parts of the Car Park as are available from time to time for use by the occupiers of and visitors to the Estate and/or members of the public as the Superior Landlord or the Management Company may determine.

9	Fixtures fittings etc

To provide and maintain fixtures fittings furnishings finishes bins receptacles tools appliances materials equipment and other things for the maintenance appearance upkeep or cleanliness of the Car Park and the provision of the services set out in this Part of the schedule.

10	Windows

As often as the Management Company may consider desirable to clean the exterior and interior of all windows and window frames (if any) in any building included in the Car Park and to provide and maintain cradles runways and carriages in connection with such cleaning.

11	Refuse

To provide and operate or procure the provision and operation of means of collection compaction and disposal of refuse and rubbish (including litter within the Car Park and if necessary pest control) from the Car Park and other parts of the Estate and to provide and maintain plant and equipment for the collection compaction treatment packaging or disposal of the same.

12	Traffic

(So far as the same are not for the time being the exclusive responsibility of a public authority) to endeavour to control so far as practicable traffic flow and parking within the Car Park and parking therein and for that purpose to provide such working and mechanical systems as the Management Company reasonably considers appropriate including wheel clamping, immobilising and removal of vehicles.

13	Energy and supply services

To arrange the provision of water fuel oil gas heating cooling air conditioning ventilation electricity and other energy and supply services to the Car Park as may be required for use in running or operating any service to the Car Park including so far as appropriate standby power generators and plant excluding any such energy and supply services required to operate the apparatus plant machinery and equipment referred to in paragraph 2 of Part 1 of this Schedule.

14	Other services

To provide such other services for the benefit of the Car Park or the convenience of the users or occupiers thereof as the Superior Landlord or the Management Company may in accordance with the principles of good estate management consider desirable or appropriate.

Part 2

Costs and Expenses

1	Staff

The proper cost of necessary staff (including direct or indirect labour) for the provision of services to the Car Park and for the general management (including accountancy functions) operation and security of the Car Park (including traffic control and policing) and all other incidental expenditure including but not limited to:

1.1	salaries insurance health pensions welfare severance and other payments contributions and premiums;

1.2	the cost of uniforms working clothes tools appliances materials and furniture furnishings stationery items and equipment (including telephones) for the proper performance of the duties of any such staff;

1.3	providing maintaining repairing decorating and lighting any accommodation and facilities for staff including any residential accommodation for staff employed on the Car Park and all rates gas electricity and other utility charges in respect thereof and any actual or notional rent for such accommodation;

but excluding the cost of those staff whom it would not be necessary (or to the extent it would not be necessary) to employ if the Car Park were used exclusively for private parking by tenants of the Estate.

2	Common Facilities

The amount which shall require to be paid for or towards the costs charges fees and expenses in making laying repairing maintaining and lighting as the case may be and roads ways forecourts passages pavements party walls or fences party structures Pipes of other conveniences or easements whatsoever which may belong to or be capable of being used or enjoyed by the Car Park in common with any Adjoining Property.

3	Outgoings

All existing and future rates (including water rates) levies taxes duties charges assessments impositions and outgoings (whether parliamentary parochial local or of any other description and whether or not of a capital or non-recurring nature) payable in respect of the Car Park or any part thereof.

4	Statutory requirements

The cost of carrying out any works to the Car Park required to comply with any statute.

5	Representations

The reasonable cost of taking any steps deemed desirable or expedient by the Superior Landlord or the Management Company for complying with making representations against or otherwise contesting the incidence of the provisions of any statute concerning town planning rating public health highways streets drainage and all other matters relating or alleged to relate to the Car Park.

6	Fees of the Car Park Surveyor and the Accountant

The proper and reasonable fees costs charges expenses and disbursements of the Car Park Surveyor and the Accountant for or in connection with the performance of the duties ascribed to the Car Park Surveyor and the Accountant respectively under the provisions of clause 8.

7	Management

7.1	The proper and reasonable fees of managing agents employed or retained by the Management Company for or in connection with the general overall management and administration and supervision of the Car Park (excluding rent and Licence Fee collection rent reviews licence fee reviews lettings licences and disposals).

7.2

A fee to the Management Company in connection with the management of the Car Park equal to 10% of the Car Park Expenditure (excluding any items in paragraph 7.1) but so that if a firm of managing agents is appointed to manage the Car Park the fee chargeable by the Management Company in any Car Park Financial Year

under this paragraph 7.2 shall be reduced (but not below zero) by an amount equivalent to the fees (not including any part of such fees which represents Value Added Tax) charged by such managing agents and included in Car Park Expenditure for that Car Park Financial Year pursuant to paragraph 7.1 above.

8	Insurance

8.1	The cost of insuring (including Insurance Premium Tax):

8.1.1	the Car Park against loss or damage by the Insured Risks in such sum as shall in the Superior Landlord’s opinion be the full reinstatement cost thereof and including architects’ surveyors’ and other professional fees (and Value Added Tax thereon) and expenses incidental thereto the cost of shoring up demolition and site clearance compliance with local authority requirements and similar expenses and loss of income (if any) for such period as shall be reasonable having regard to the likely period required for obtaining planning permission and reinstating the Car Park;

8.1.2	any engineering and electrical plant and machinery being part of the Car Park against sudden and unforeseen damage breakdown and inspection to the extent that the same is not covered by paragraph 8.1.1 above;

8.1.3	property owners liability and public liability or such other insurances as the Superior Landlord may from time to time deem necessary to effect.

8.2	The cost of periodic valuations for insurance purposes.

8.3	Works required to the Car Park in order to satisfy the insurers of the Car Park.

8.4	Any amount which may be deducted or disallowed by the insurers pursuant to the excess provision in the Superior Landlord’s insurance policy upon settlement or adjudication of any claim by the Superior Landlord.

9	Public toilets

The cost of providing operating and maintaining public toilet facilities within the Car Park or for the benefit or enjoyment of the Car Park or its users.

10	Miscellaneous items

10.1	Leasing or hiring any of the items referred to in Part 1 or Part 2 of this schedule.

10.2	Interest commission and fees properly incurred in respect of any moneys included in Car Park Expenditure borrowed to finance the provision of services and any of the items referred to in part 1 or part 2 of this schedule.

SCHEDULE 5

Licence Fee Reviews

1	Definitions

In this schedule the following expressions shall have the following meanings:

Review Date	each of the Review Dates specified in the Particulars and “Relevant Review Date” shall be construed accordingly;

Single Car Parking Space	any one of the individual car parking spaces which at the Relevant Review Date together constitute the Premises

Space Licence Fee	the yearly licence fee at which a Single Car Parking Space could be expected to be licensed as a car parking space at the Relevant Review Date by a willing licensor to a willing licensee and for a period of ten (10) years commencing on the Relevant Review Date and otherwise on the terms and conditions and subject to covenants and conditions contained in this Agreement (other than the amount of the Licence Fee payable hereunder) and making the following assumptions:

(a) that the Single Car Parking Space is fit for immediate occupation and use; and

(b)        that if the Single Car Parking Space or any part thereof or any necessary Car Park Accessways or any of the Estate Common Parts necessary for access to and from the Single Car Parking Space has been destroyed or damaged it has been fully rebuilt and reinstated; and

(c) that no work has been carried out to the Single Car Parking Space or any part thereof by the Grantee any other licensee or their respective predecessors in title during the Licence Period which has diminished the licence value of the Single Car Parking Space; and

(d) that all the covenants and other obligations relating to the Single Car Parking Space on the part of the Grantee contained in this Agreement have been fully performed and observed

(e) the Single Car Parking Space complies with all statutory and regulatory requirements but disregarding any effect on the licence fee of the fact that the Grantee or any Group Company of the Grantee or any licensee or any other permitted user or their respective predecessors in title are or have been entitled to use a Single Car Parking Space or any part thereof pursuant to the terms of this Agreement;

Surveyor	an independent chartered surveyor of not less than ten (10) years’ standing who is a fellow of the Royal Institution of Chartered Surveyors experienced in the valuation of property similar to the Premises and is acquainted with the market in the City of London and London Docklands and who is also aware of licence fee values in London appointed from time to time to determine the Space Licence Fee pursuant to the provisions of this schedule and the Surveyor shall act as an arbitrator in accordance with the Arbitration Act 1996 or by mutual agreement as an expert;

President	the president for the time being of the Royal Institution of Chartered Surveyors and includes the duly appointed deputy of the President or any person authorised by the President to make appointments on his behalf; and

Licence Fee Restrictions	the restrictions imposed by any statute for the control of licence fees in force on a Review Date or on the date on which any increased licence fee is ascertained in accordance with this schedule and which operate to impose any limitation whether in time or amounts on the assessment or the collection of any increase in licence fee or any part thereof.

2	Review of Licence Fee

From and including each Review Date the Licence Fee shall be equal to:

A x B

where:

A =	fifteen (15), being the total number of private motor cars which the Grantee at the Review Date has the right to park within the Premises pursuant to the terms of this Agreement;

B =	the greater of either:

2.1.1	the Space Licence Fee as ascertained in accordance with the provisions of paragraph 3 of this schedule; or

2.1.2	the Licence Fee payable immediately preceding the Review Date divided by fifteen (15).

3	Agreement or determination of the Parking Space Licence Fee

The Space Licence Fee at the Relevant Review Date may be agreed in writing at any time between the Grantor and the Grantee but if for any reason the Grantor and the Grantee have not so agreed then from a date three (3) months prior to the Review Date up to the next succeeding Review Date either the Grantor or the

Grantee may by notice in writing to the other require the Space Licence Fee to be determined by the Surveyor.

4	Appointment of Surveyor

4.1	The Surveyor (in default of agreement between the Grantor and the Grantee) shall be appointed by the President on the written application of either the Grantor or the Grantee made not earlier than three (3) months before the Review Date and not later than the next succeeding Review Date.

4.2	The Surveyor appointed under this paragraph shall act as an Arbitrator and the following provisions shall apply:

4.2.1	The date of the Arbitrator’s award shall be deemed to be the date on which a copy of the award is served on the Grantor and the Grantee;

4.2.2	The Arbitrator shall not be entitled to order the rectification setting aside or cancellation of this Agreement or any other deed;

4.2.3	The Arbitrator shall have the power to order a provisional award;

4.2.4	The Arbitrator shall not be entitled to require that security is provided in respect of the costs of the arbitration; and

4.2.5	The Arbitrator shall be required to make no award prior to the Review Date.

5	Fees of Surveyor

The fees and expenses of the Surveyor including the cost of his nomination shall be payable by the Grantor and the Grantee in such proportions as the Surveyor shall at his discretion direct or in the absence of such a direction in equal shares.

6	Appointment of new surveyor

If the Surveyor fails to give notice of his determination within eighty (80) days of his appointment or if he dies is unwilling to act or becomes incapable of acting or if for any other reason he is unable to act then either the Grantor or the Grantee may request the President to discharge the said surveyor and appoint another surveyor in his place which procedure may be repeated as many times as necessary.

7	Interim payments pending determination

7.1	In the event that by the Review Date the Space Licence Fee has not been agreed or determined as aforesaid (the date of agreement or determination being herein called the “Determination Date”) then in respect of the period (herein called the “Interim Period”) beginning with the Review Date and ending on the day before the Quarterly Day following the Determination Date the Grantee shall pay to the Grantor a Licence Fee at the yearly rate payable immediately before the Review Date save that in the case of the first Review Date the Grantee shall pay to the Grantor the Licence Fee payable immediately before such first Review Date.

7.2	Forthwith following the Determination Date the Grantee shall pay to the Grantor the amount (if any) by which the Licence Fee paid on account by the Grantee under the provisions of paragraph 7.1 above in respect of the Interim Period falls short of the aggregate of Licence Fee payable or determined on the Determination Date in respect of the Interim Period together with interest on such shortfall at the Base Rate from the date of each relevant underpayment to the date of payment.

8	Licence Fee Restrictions

On each occasion that Licence Fee Restrictions shall prevent or prohibit either wholly or partially:

8.1	the operation of the above provisions for review of the Licence Fee; or

8.2	the normal collection and retention by the Grantor of any increase in the Licence Fee or any instalment or part thereof.

Then in each such case:

8.2.1	the operation of such provisions for review of the Licence Fee shall be postponed to take effect on the first date or dates thereafter upon which such operation may occur Provided that such operation shall not take place more frequently than would be the case in the absence of any Licence Fee Restrictions throughout the Licence Period;

8.2.2

the collection of any increase or increases in the Licence Fee shall be postponed to take effect on the first date or dates thereafter that such increase or increases may be collected and/or retained in whole or in part and on as many occasions as shall be required to ensure the collection of the whole increase and until the Licence Fee Restrictions shall be relaxed either partially or wholly the Licence Fee shall be the maximum sum from time to time permitted by the Licence Fee Restrictions.

9	Memoranda of reviewed Licence Fee

As soon as the amount of any reviewed Licence Fee has been agreed or determined memoranda thereof shall be prepared by the Grantor or its solicitors and thereupon shall be signed by or on behalf of the Grantor and the Grantee and annexed to this Agreement and the counterpart thereof and the parties shall bear their own costs in respect thereof.

10	Time not of the essence

For the purpose of this schedule time shall not be of the essence.

SCHEDULE 6

Covenants by the Guarantor

1	Indemnity by Guarantor

The Guarantor hereby covenants with the Grantor as a primary obligation that the Grantee or the Guarantor shall at all times until the Grantee shall cease to be bound by the Grantee’s covenants in this Agreement during the Licence Period duly perform and observe all the covenants on the part of the Grantee contained in this Agreement including the payment of the Licence Fee hereby reserved and all other sums payable under this Agreement in the manner and at the times herein specified and the Guarantor shall indemnify and keep indemnified the Grantor against all claims demands losses damages liability costs fees and expenses whatsoever sustained by the Grantor by reason of or arising directly or indirectly out of any default by the Grantee in the performance and observance of any of its obligations or the payment of any Licence Fee and other sums Provided That the Grantor shall take such steps as shall be reasonable to mitigate such loss having regard to the nature of the breach.

2	Guarantor jointly and severally liable with Grantee

The Guarantor hereby further covenants with the Grantor that the Guarantor is jointly and severally liable with the Grantee (whether before or after any disclaimer by a liquidator or trustee in bankruptcy) for the fulfilment of all the obligations of the Grantee under this Agreement and agrees that the Grantor in the enforcement of its rights hereunder may proceed against the Guarantor as if the Guarantor was named as the Grantee in this Agreement.

3	Waiver by Guarantor

The Guarantor hereby waives any right to require the Grantor to proceed against the Grantee or to pursue any other remedy whatsoever which may be available to the Grantor before proceeding against the Guarantor.

4	Postponement of claims by Guarantor against Grantee

The Guarantor hereby further covenants with the Grantor that the Guarantor shall not claim in any liquidation bankruptcy composition or arrangement of the Grantee in competition with the Grantor and shall remit to the Grantor the proceeds of all judgements and all distributions it may receive from any liquidator trustee in bankruptcy or supervisor of the Grantee and shall hold for the benefit of the Grantor all security and rights the Guarantor may have over assets of the Grantee whilst any liabilities of the Grantee or the Guarantor to the Grantor remain outstanding. Provided that this paragraph shall not apply upon the discharge in full by the Guarantor of all its obligations hereunder.

5	Postponement of participation by Guarantor in security

The Guarantor shall not be entitled to participate in any security held by the Grantor in respect of the Grantee’s obligations to the Grantor under this Agreement or to stand in the place of the Grantor in respect of any such security until all the obligations of the Grantee or the Guarantor to the Grantor under this Agreement have been performed or discharged.

6	No release of Guarantor

None of the following or any combination thereof shall release discharge or in any way lessen or affect the liability of the Guarantor under this Agreement:

6.1	any neglect delay or forbearance of the Grantor in endeavouring to obtain payment of the a Licence Fee or other amounts required to be paid by the Grantee or in enforcing the performance or observance of any of the obligations of the Grantee under this Agreement;

6.2	any extension of time given by the Grantor to the Grantee;

6.3	any change in the identity constitution structure or powers of any of the Grantee the Guarantor the Grantor or the liquidation administration or bankruptcy (as the case may be) of either the Grantee or the Guarantor;

6.4	any legal limitation or any immunity disability or incapacity of the Grantee (whether or not known to the Grantor) or the fact that any dealings with the Grantor by the Grantee may be outside or in excess of the powers of the Grantee;

6.5	any other act omission matter or thing whatsoever whereby but for this provision the Guarantor would be exonerated either wholly or in part (other than a release under seal given by the Grantor.

7	Disclaimer or forfeiture of Agreement

7.1	The Guarantor hereby further covenants with the Grantor that:

7.1.1	if the Crown or a liquidator or trustee in bankruptcy shall disclaim this Agreement; or

7.1.2	if the Grantee shall cease to exist.

Then the Guarantor shall if the Grantor by notice in writing given to the Guarantor within one hundred and eighty (180) days after such disclaimer or other event so requires accept from and execute and deliver to the Grantor a counterpart of a new Agreement in respect of the Premises for a licence period commencing on the date of the disclaimer or other event and continuing for the residue then remaining unexpired of the Licence Period such new agreement to be at the cost of the Guarantor and to provide for the same Licence Fee and other sums payable and subject to the same covenants conditions and provisions as are contained in this Agreement.

7.2	If the Grantor shall not require the Guarantor to take a new agreement the Guarantor shall nevertheless upon demand pay to the Grantor a sum equal to the Licence Fee and other sums that would have been payable under this Agreement but for the disclaimer or other event in respect of the period from and including the date of such disclaimer or other event until the expiration of one hundred and eighty (180) days therefrom or until the Grantor shall have granted an agreement in respect of the Premises to a third party (whichever shall first occur).

8	Benefit of guarantee and indemnity

This guarantee and indemnity shall ensure for the benefit of the successors and assigns of the Grantor under this Agreement without the necessity for any assignment thereof.

9	Value Added Tax

Where, pursuant to the terms of this Agreement, the Grantor or any other person (for the purposes of this paragraph 9, the “Supplier”) makes or is deemed to make a supply to the Guarantor for Value Added Tax purposes and Value Added Tax is or becomes chargeable on such supply, the Guarantor shall on demand pay to the Supplier (in addition to any other consideration for such supply) a sum equal to the amount of such Value Added Tax and the Supplier shall provide the Guarantor with a Value Added Tax invoice in respect of such supply.

EXECUTION:

Executed as a deed by J. P. MORGAN MARKETS LIMITED acting by JOHN CLARE, director, in the presence of: Witness Signature: Witness name (in capitals): Witness address: Witness occupation:	) ) ) )

Executed as a deed on behalf of

MF GLOBAL HOLDINGS LTD a company

incorporated under the laws of the State of

Delaware by

Being a person who in accordance with the

laws of that territory is acting under the

authority of the Company

) ) ) ) ) ) ) )
Executed as a deed by MF GLOBAL UK LIMITED by a director in the presence of a witness:	) ) )	Signature

Name (block capitals)
Director
Witness signature

Witness name
(block capitals)

Witness address